HICKORY TECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD
MONDAY, APRIL 10, 1995

The Annual Meeting of the Shareholders of Hickory Tech Corporation, a Minnesota corporation, (the "Company"), will be held at the Mankato Civic Center located at the intersection of Riverfront Drive and Hickory Street, Mankato, Minnesota, on Monday, April 10, 1995, at 2:30 p.m., Mankato time, for the following purposes:
1.  To elect three directors to serve for ensuing three-year terms;
2. To confirm the Board of Directors selection of Olsen, Thielen & Co., Ltd. as the Company's auditors for 1995;
3. To transact such other business as may properly come before the meeting or at any adjournment thereof.
The Board of Directors has fixed the close of business on Friday, March 3, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

BY ORDER OF
THE BOARD OF DIRECTORS
HICKORY TECH CORPORATION

/s/ David A. Christensen
David A. Christensen, Secretary

Mankato, Minnesota
March 17, 1995



IMPORTANT
IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE VOTE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY, USING FOR THAT PURPOSE THE ACCOMPANYING ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU ARE URGED TO SIGN AND RETURN YOUR PROXY WITHOUT DELAY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING.
ADDITIONAL COPIES OF THIS NOTICE, THE RELATED PROXY STATEMENT AND ADDITIONAL PROXY FORMS MAY BE OBTAINED FROM THE SECRETARY, HICKORY TECH CORPORATION, 221 EAST HICKORY STREET, P.O. BOX 3248, MANKATO, MINNESOTA 56002-3248. TELEPHONE NUMBER (507) 387-3355 OR (800) 326-5789.
HICKORY TECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002
March 17, 1995
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, APRIL 10, 1995







SOLICITATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hickory Tech Corporation, a Minnesota corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Mankato Civic Center located at the intersection of Riverfront Drive and Hickory Street, Mankato, Minnesota, on Monday, April 10, 1995, at 2:30 p.m. (Mankato time) or at any adjournment thereof. All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 17, 1995.
REVOCABILITY OF PROXY
A shareholder's proxy may be revoked by a shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with the Company's secretary, or by voting in person at the meeting.
FINANCIAL STATEMENTS
The Annual Report for the Company for the calendar year 1994, including financial statements, is separately enclosed in the envelope with this proxy statement.
VOTING
Each shareholder of record at the close of business on March 3, 1995, is entitled to one vote for each share of common stock held. As of that date, 5,124,291 shares were outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the proxy card. For each share held, shareholders may cast one vote for each of three directorships to be filled at this meeting. If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.

Abstentions and broker non-votes will be counted as present or represented at the meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome on any such matter. A majority of the shares present or represented at the meeting is required for approval of the proposals.

THREE DIRECTORS WILL BE ELECTED AT THE ANNUAL MEETING FOR THREE-YEAR TERMS.
The terms of directors James H. Holdrege, Lyle G. Jacobson and Starr J. Kirklin expire this year and they are nominees. The term of Thomas R. Borchert expired in 1994. The Board of Directors is in the process of searching for a candidate for that directorship and does not have a nominee at this time. Proxies may not be voted for more than three nominees.

MEMBERS OF THE BOARD AND NOMINEES
ROBERT D. ALTON, JR. has served as a director since 1993. His present term expires in 1996. Mr. Alton became President and Chief Executive Officer of the Company in 1993. Mr. Alton, age 46, is the former President of Telephone Operations of Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years. In 1994 Mr. Alton was a director of Valley Opportunities Incorporated, a registered investment company.* Mr. Alton's term as a director of Valley Opportunities Incorporated ended in February, 1995.

LYLE T. BOSACKER has served as a director since 1988. His present term expires in 1997. Mr. Bosacker, age 52, is a management consultant and President of CEO Advisors, Inc. Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

ROBERT K. ELSE has served as a director since 1990. His present term expires in 1996. Mr. Else, age 59, has been the President of EI Microcircuits, Inc. in Mankato, Minnesota, since 1984. EI Microcircuits manufactures and assembles electronic circuit boards.

JAMES H. HOLDREGE has served as a director since 1992. His present term expires this year and he is a nominee. Mr. Holdrege, age 56, has been the General Manager of KATO Engineering Division Reliance Electric Co. since 1984. KATO Engineering is a manufacturer of synchronous generators, power conditioning equipment and associated controls.

LYLE G. JACOBSON has served as a director since 1989. His present term expires this year and he is a nominee. Mr. Jacobson, age 53, has been the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota, since 1985. Katolight Corporation is a manufacturer of emergency electrical generator sets.

R. WYNN KEARNEY, JR., M.D. has served as a director since 1993. His present term expires in 1996. Dr. Kearney, age 51, has been in private practice with the Orthopaedic & Fracture Clinic, P.A., in Mankato, Minnesota, since 1972 and is also a staff physician with the Department of Orthopaedic Surgery at Immanuel-St. Joseph's Hospital in Mankato, Minnesota. Dr. Kearney is also a director of Exactech, Inc. of Gainesville, Florida.

STARR J. KIRKLIN has served as a director since 1989. His present term expires this year and he is a nominee. Mr. Kirklin, age 58, has been with First Bank System, Inc. since 1964 and has served as President of First Bank Mankato since 1978. Mr. Kirklin is a director of Valley Opportunities Incorporated, a registered investment company.*

BRETT M. TAYLOR, JR. has served as a director since 1970. His present term expires in 1997. Mr. Taylor, age 65, is the retired Chairman of Brett's Department Stores, Co. and previously served as its President from 1971 to 1987.

*Mr. Alton and Mr. Kirklin are "interested persons" within the meaning of
Section 2(a) (19) of the Investment Company Act of 1940. First Bank Mankato owns 2.6% of the voting stock of Valley Opportunities Incorporated. Mr. Alton and Mr. Kirklin serve as directors of Computoservice, Inc. and Mankato Citizens Telephone Company. The Company and these subsidiaries of the Company, own 11.4% of the voting stock of Valley Opportunities Incorporated.

SECURITY OWNERSHIP OF MANAGEMENT
Directors, nominees and executive officers of the Company own the following securities of the Company:
NAME OF                            AMOUNT & NATURE OF (a)   PERCENT OF
BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP     COMMON STOCK

Robert D. Alton, Jr.                    4,889                      *
Lyle T. Bosacker                      114,702 (b)               2.2%
Robert K. Else                          2,183                      *
James H. Holdrege                         433                      *
Lyle G. Jacobson                        7,021 (c)                  *
R. Wynn Kearney, Jr., M.D.             20,611 (d)                  *
Starr J. Kirklin                          583                      *
Brett M. Taylor, Jr.                   29,182 (e)                  *
Thomas R. Borchert                      2,025                      *
David A. Christensen                    1,522                      *
Robert A. Holzinger                     2,732                      *

All directors and executive
officers as a group (11 persons)      185,883                   3.6%

*Less than 1%
(a) Includes shares which may be acquired within 60 days after March 17, 1995, through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Alton, 3,165; Mr. Borchert, 1,639; Mr. Christensen, 1,281; and Mr. Holzinger, 1,694.
(b) Includes 113,702 shares held by Mrs. Bosacker.
(c) Includes 6,588 shares held by Mrs. Jacobson.
(d) Includes 2,206 shares held in a Profit Sharing Trust.
(e) Includes 17,182 shares held in a partnership and 11,816 shares in a trust for which Mr. Taylor is co-trustee.

OTHER EXECUTIVE OFFICERS

THOMAS R. BORCHERT, age 58, has served as Vice-President since 1986. Mr. Borchert has served as President of Mankato Citizens Telephone Company since 1984.

DAVID A. CHRISTENSEN, age 42, has served as Secretary since 1993, Vice President and Chief Financial Officer since 1989, Treasurer since 1986 and as Controller since 1979.

ROBERT A. HOLZINGER, age 61, has served as Vice-President since 1993. Mr. Holzinger has served as President of Computoservice, Inc. since 1985. Mr. Holzinger retired in March, 1995.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

REMUNERATION OF EXECUTIVE OFFICERS
The remuneration paid or accrued to the Chief Executive Officer and executive officers of the Company whose aggregate remuneration exceeded $100,000 in 1994 is as follows:

SUMMARY COMPENSATION TABLE


                                                                        Long Term CompensationAwards
                                                                             Restricted   Securities            All
Name and                                                                          Stock   Underlying          Other
Principal
                                                 Annual Compensation             Awards     Options/   Compensation
Position                      Year        Salary  ($)    Bonus($)(3)             ($)(4)      SARs(#)         ($)(5)
ROBERT D. ALTON, JR.          1994       $194,775 (1)       $ 87,990            $38,006        3,092        $ 8,295
Director, Chairman,           1993       $183,750 (1)            N/A            $35,855        3,201        $32,230(6)
President and Chief
Executive Officer

THOMAS R. BORCHERT            1994       $142,200           $ 62,237            $19,423        1,580        $ 7,880
Vice President                1993       $138,759 (2)       $ 71,159            $18,672        1,667        $ 6,389
                              1992       $129,000 (2)       $ 57,890                N/A          N/A        $ 5,905

DAVID A. CHRISTENSEN          1994       $112,000           $ 39,959            $15,298        1,244        $ 1,492
Vice President,               1993       $107,939 (2)       $ 43,161            $14,561        1,299        $ 1,387
Chief Financial               1992       $102,500 (2)       $ 31,451                N/A          N/A        $ 1,387
Officer, Secretary
and Treasurer

ROBERT A. HOLZINGER           1994       $145,600           $ 67,633            $19,888        1,618        $ 7,875
Vice President                1993       $142,000           $108,148            $19,396        1,732        $ 7,870

(1) Includes deferred compensation of $8,750 in 1993 and $9,275 in 1994 pursuant to a Supplemental Retirement Agreement with the Company. Each year Mr. Alton accrues benefits equal to five percent (5%) of his base salary. This accumulation of benefits will occur for a maximum of ten (10) years of service commencing January 1, 1993. Benefits are paid upon termination of employment and commencing on the earlier of Mr. Alton's 62nd birthday or his date of death.

(2) Includes deferred compensation of $15,000 for Mr. Borchert and $10,000 for Mr. Christensen pursuant to Supplemental Retirement Agreements with Mankato Citizens Telephone Company. The Supplemental Retirement Agreements provide for payments commencing upon termination of employment of $15,000 and $10,000, respectively, for each year of service commencing January 1, 1984, up to a maximum of ten (10) years.

(3) The Company and its subsidiaries have an Executive Incentive Plan whereby key executives may receive additional compensation based on annual performance and set goals of the Company, its subsidiaries and the individual executive. In addition to cash compensation, each executive receives a performance award equal to one-half of the cash compensation. The performance award is credited to the executive's performance account. The performance account is annually credited with growth additions or subtractions equal to the percentage increase or decrease in the book value of the Company's stock. The performance account is vested over four (4) years and is paid to the executive upon termination of employment.

(4) Restricted Stock Awards under the Company's 1993 and 1994 Stock Award Programs will only be issued, if the Company and its subsidiaries achieve established goals of compound annual growth in pre-tax net income for the three
(3) year periods ending December 31, 1995 and December 31, 1996, respectively. These amounts have been calculated for illustrative purposes only. Certain assumptions have been made in estimating the amount of compensation associated with the Restricted Stock Awards. These assumptions include: a 3% compound annual growth rate in salaries for the individuals in the Programs, that all financial targets are met, and that the Committee approves a 100% payout of the awards to each participant. The Awards will be paid in stock of the Company, not in cash. See the LTIP table and associated footnotes on page 7.

(5) Employer contributions to 401(k) Plans.

(6) Includes $19,893 reimbursement for moving expenses, $7,681 contribution to 401(k) Plan and $4,655 in miscellaneous perquisites.Option grants in last fiscal year

OPTION GRANTS IN LAST FISCAL YEAR
              Individual Grants
                              % of Total
                              Options                                                 Potential Realizable Value at Assumed
              Options         Granted to       Exercise                            Annual Rates of Stock Price Appreciation
              Granted         Employees in     Price            Expiration                              for Option Term ($)
Name          (#)(1)          Fiscal Year      ($/Share)        Date                      5%($)(2)              10% ($) (2)
Alton         3,092           41.0             $33.75           May 13, 2004               $65,643                 $166,319
Borchert      1,580           21.0             $33.75           May 13, 2004               $33,543                 $ 84,988
Christensen   1,244           16.5             $33.75           May 13, 2004               $26,410                 $ 66,915
Holzinger     1,618           21.5             $33.75           May 13, 2004               $34,350                 $ 87,032

(1) The options were granted at the fair market value of the shares on May 13, 1994. The options may be exercised for one-third (1/3) of the shares on or after May 13, 1995, one-third (1/3) of the shares on or after May 13, 1996, and one-third (1/3) of the shares on or after May 13, 1997. All options expire on May 13, 2004 or in the event the optionee is no longer employed by the Company. All options vest upon the occurrence of an Event (as described in the 1993 Stock Award Plan). Shares acquired by the optionees are subject to rights of repurchase by the Company in the event the optionee terminates employment with the Company or wishes to transfer the shares.

(2) The exercise price was compounded at 5% and 10% over the ten (10) year term of the options. The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation.

FISCAL YEAR-END OPTION VALUES
                      Number of Securities          Value of Unexercised
                     Underlying Unexercised         In-The-Money Options
                        Options at FY-End                 at FY-End
                               (#)                           ($)
Name               Exercisable   Unexercisable   Exercisable   Unexercisable(1)

Alton                1,067          5,226          $1,067         $2,134
Borchert               556          2,691          $  556         $1,111
Christensen            433          2,110          $  433         $  866
Holzinger              577          2,773          $  577         $1,155

(1) Value of unexercised options equals fair market value of shares underlying in-the-money options at December 31, 1994 ($31.75), less the exercise price, times the number of in-the-money options outstanding.

LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

In 1993, the shareholders approved the Company's 1993 Stock Award Plan. Stock Award Programs (the "Programs") were implemented in 1993 and 1994 pursuant to the terms of the Stock Award Plan. Each Program established a pool of restricted shares that may be issued to the executives of the Company contingent upon achievement of performance objectives over a three year period. The objectives are based on compound annual increases in the earnings of the Company and its subsidiaries.

                           Performance
            Number of      or Other
            Shares, Units  Period Until          Estimated Future Payouts
            or Other       Maturation or   under Non-Stock Price-Based Plans(1)

Name        Rights(#)(1)   Payout          Threshold(2)  Target(3)  Maximum (4)
Alton          1,054       1 year            1,054        1,054        1,581
               1,055       2 years           1,055        1,055        1,582
Borchert         549       1 year              549          549          823
                 539       2 years             539          539          808
Christensen      428       1 year              428          428          642
                 424       2 years             424          424          636
Holzinger        570       1 year              570          570          855
                 539       2 years             552          552          828

(1) Under the terms of the Programs, restricted shares will only be issued if the Company and its subsidiaries achieve established goals of compound annual growth in pre-tax net income for the three (3) year periods ending December 31, 1995 and 1996, respectively. It is not possible to predict future salaries, stock prices or the financial results of the Company and its subsidiaries, therefore certain assumptions have made to estimate the outcome of the Programs. These assumptions include: a 3% compound annual growth rate in salaries for the individuals in the Programs, all financial objectives being achieved, the Committee approves a payout for each participant and the market value of the Company's stock is $34.00 per share in February, 1996 and $36.00 per share in February, 1997.

(2) No restricted shares will be issued unless the Company and its subsidiaries achieve the performance objectives. The number of shares in the "Threshold" column assumes the performance objectives have been achieved by the Company and its subsidiaries.

(3) The number of shares in the "Target" column are the same as the shares in the "Threshold" column because restricted shares will only be issued if the performance objectives are achieved.

(4) The Programs allow the Committee the authority to reward outstanding individual performance by issuing restricted shares to an individual in an amount not to exceed 150% of the number of shares the individual would have received under the targeted level. The shares in the "Maximum" column assumes the Committee will issue 150% of the target number of shares to all participants.

COMPENSATION OF DIRECTORS
Directors received $350 for each Board and committee meeting they attended. In 1994, the Directors were paid an annual retainer of $8,000. These fees are waived if the individual is a paid employee of the Company.

401(K) PLANS
Hickory Tech Corporation and several of its subsidiaries (the "Companies") have established Retirement Savings Plans ("401(k) Plans"). Robert D. Alton, Jr. and Robert A. Holzinger are trustees for the Computoservice, Inc. 401(k) Plan trust funds. Mr. Alton and Thomas R. Borchert are trustees for the other 401(k) Plan trust funds.

Participation in the 401(k) Plans is open to employees of the Companies that have 401(k) Plans, and have completed ninety (90) days of continuous employment, and have been hired to work at least 1,000 hours annually. Participation in the 401(k) Plans is optional. Employees may participate beginning with any biweekly payroll after completion of eligibility requirements. As of December 31, 1994, there were 317 employees eligible to participate in the 401(k) Plans. All but 34 eligible employees participated in the 401(k) Plans in 1994.

A participant may elect to defer on a pre-tax basis up to 15 percent of annual base compensation limited to $9,240 in 1994. The subsidiaries will make an employer-matching contribution of 75% of the first three percent (3%) of the participant's pre-tax contribution and 100% of the second three percent (3%) of the participant's pre-tax contribution. Effective June 1, 1994, the Hickory Tech Corporation Plan changed its employer-matching contribution to 96% of the first six percent (6%) of the participant's pre-tax contribution.

The 401(k) Plans are qualified plans under Section 401(a) and 401(k) of the Internal Revenue Code.

In 1994, the Companies contributed $454,952 to the accounts of all eligible employees.

CHANGE OF CONTROL
The Company and its subsidiaries have change of control contracts with Robert D. Alton, Jr., Thomas R. Borchert, David A. Christensen and Robert A. Holzinger. These contracts provide that in the event there is a change in control of the Company, the officers shall continue to be employed for at least three (3) years, unless they are released for cause, are disabled or die. If the officers are released within three (3) years after change in control, for a reason other than cause, death or disability, they shall be paid their then current salary for the remainder of the three (3) year period. In the event of a change in control of the Company and the simultaneous release of the officers, the estimated maximum amount of compensation that would be paid to Messrs. Alton, Borchert, Christensen and Holzinger under their current contracts would be $991,000, $712,000, $526,000 and $732,000, respectively.

SEVERANCE PAY
The Company has an agreement with Robert D. Alton, Jr. that if he is discharged by the Company, he will receive severance pay equal to twelve (12) times his then current monthly base salary. No payments will be made to Mr. Alton if he is discharged for fraud, misappropriation of funds, embezzlement, or the commission of a work related felony.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
During the fiscal year 1994, the Board of Directors held twelve (12) meetings. The Company has an Audit Committee consisting of Messrs. Else and Holdrege. The Audit Committee reviews internal controls of the Company and its financial reporting, and meets with certified public accountants on these matters; one meeting was held in 1994. The Company also has a Compensation Committee which consisted of Messrs. Bosacker, Else and Holdrege until April 11, 1994 and Messrs. Bosacker, Jacobson and Taylor after April 11, 1994. The Compensation Committee makes recommendations to the Board regarding compensation for top management of the Company; four (4) meetings were held in 1994. The Company also has a Corporate Development Committee consisting of Messrs. Else, Kearney and Kirklin. The Corporate Development Committee investigates potential expansion and new markets for the Company; seven (7) meetings were held in 1994. Incumbent director nominees, Messrs. Holdrege, Jacobson and Kirklin attended 71%, 100% and 95% of their meetings held in 1994, respectively. Attendance at meetings of the Board of Directors and all committees as a whole averaged 94% in 1994.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors. In 1994, this Committee was composed of three outside directors, Messrs. Bosacker, Jacobson and Taylor.

The Board of Directors has established the following ongoing principles and objectives for the Company's executive compensation program:

1. Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.

2. Link executives' total compensation to the Company's financial performance and individual job performance.

3. Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholder's value.

There are three elements to the compensation plan: annual base salary, cash bonuses (the "Executive Incentive Plan") and longer term incentives (the "Stock Award Plan").

Annual base salaries are somewhat influenced by the pay practices of comparable companies so that the Company remains reasonably competitive with what others are doing.

The Executive Incentive Plan has both an annual and a long-term component. The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial objectives based on a combination of revenue, pre-tax earnings and/or return on equity. The individual executive's performance is also factored into awards made under the Executive Incentive Plan. In addition to the payment of a cash bonus, an account is established for each executive equal to 50% of the cash bonus. The account is adjusted annually based on growth additions or subtractions equal to the percentage increase or decrease in the book value of the Company. There is a four year vesting schedule associated with this element of the Executive Incentive Plan. This long-term feature is designed to emphasize the long-term success of the Company and not to focus merely on the results for the current year.

The Stock Award Plan allows the Company to issue restricted shares, incentive stock options and non-qualified stock options to officers of the Company. The 1994 Stock Award Program that was adopted pursuant to the Stock Award Plan issued incentive stock options to four officers of the Company. The incentive stock options vest over a three year period and must be exercised within ten years of their issuance. The stock options reward the executives in the event they increase the fair market value of the shares of the Company. The 1994 Stock Award Program also established a pool of restricted shares that may be issued to the executives of the Company contingent upon the achievement of performance objectives over a three year period. The objectives are based on increases in the earnings of the Company and its subsidiaries.

The Committee applied the above-described principles and objectives in determining the compensation for the Chief Executive of the Company, Mr. Alton. In setting 1994 salary the Committee reviewed Mr. Alton's total compensation program to make sure that it was closely related to the performance of the Company in 1993. In establishing salary for 1994 the Committee specifically considered the satisfactory results of the Company in 1993 as compared to targeted goals in the areas of annual revenue, pre-tax profitability, return on equity and rate of growth. The Committee also reviewed the compensation of the CEO to determine that the compensation was competitive for similar positions in comparable companies and was equitable for the Company and its shareholders.

COMPENSATION COMMITTEE
Lyle T. Bosacker
Lyle G. Jacobson
Brett M. Taylor, Jr.

FIVE YEAR SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The line graph presentation compares cumulative, five-year shareholder returns on an indexed basis. The graph shows the value at each year of $100 invested in the Company's stock or the index at December 31, 1989 and assumes the re-investment of all dividends. The Board of Directors has approved a peer group of four (4) independent telecommunications companies which have been used for purposes of this performance comparison. These companies were selected because they have a similar proportion of core business in regulated telephone operations, a similar pattern of internal diversification and moderate external acquisition activity. The companies selected to be in the peer group are identified below. The following graph compares the cumulative five year performance of the Company's common stock to the S&P 500 Composite Index and to an index of peer companies.

(Following are the tables included in the proxy which describe the points of the graph.)

Annual Returns (Based on Dividends Reinvested Monthly)
                               Return    Return    Return    Return    Return
                               1990      1991      1992      1993      1994
Hickory Tech                  36.04%     9.85%     7.75%     7.51%    -1.18%
S&P 500 Index                 -3.11     30.47      7.62     10.08      1.32
Peer Group Index Average     -19.75     -0.98     10.85     16.81     -3.74

Indexed Returns (12/31/89 = 100)

Value at December 31
                               1990      1991      1992      1993      1994
Hickory Tech                 $136.04  $149.44   $161.02   $173.11   $171.07
S&P 500 Index                  96.89   126.42    136.05    149.76    151.74
Peer Group Index Average       80.25    79.46     88.08    102.89     99.05

Companies in selected Peer Group are:
Cincinnati Bell, Inc.
Lincoln Telecommunications Company
Frontier Corp. f/k/a Rochester Telephone Company
Southern New England Telecommunications Corporation

SELECTION OF AUDITORS
Subject to the approval of the shareholders, the Board of Directors has re-employed Olsen, Thielen & Co., Ltd., 223 Little Canada Road, St. Paul, Minnesota 55117, as the Company's auditors for 1995. The auditors report directly to the Board of Directors. No representative of Olsen, Thielen & Co., Ltd is expected to be present at the Annual Meeting on April 10, 1995.

METHOD AND EXPENSES OF SOLICITATION
The entire cost of this solicitation will be paid by the Company. In addition to solicitation by mail, officers or regular employees of the Company may solicit proxies by personal interview, mail, telephone and telegraph and may request brokers and other custodians, nominees and fiduciaries to forward soliciting material to their beneficial owners at the expense of the Company.

PROPOSALS OF SHAREHOLDERS
Proposals submitted by shareholders must be received by the Company not later than December 15, 1995, for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April, 1996.

AVAILABILITY OF FORM 10-K
Shareholders of record on March 3, 1995, may obtain a copy of the Company's Form 10-K for the 1994 fiscal year, free of charge, by a written request to the Company's executive offices directed to:
David A. Christensen, Secretary
Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, Minnesota 56002

OTHER MATTERS
The Management does not know of other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matter.

IN THE INTEREST OF ECONOMY, YOU ARE REQUESTED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. ALL SHAREHOLDERS SHOULD SIGN THE PROXY. (NO POSTAGE IS REQUIRED ON THE ENCLOSED ENVELOPE.)

BY THE ORDER OF
THE BOARD OF DIRECTORS
HICKORY TECH CORPORATION

/s/ Robert D. Alton, Jr.
Robert D. Alton, Jr.
Chairman